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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                       Commission File Number  333-49871

                          NOTIFICATION OF LATE FILING

(Check One):[_] Form 10-K and Form 10-KSB    [_]  Form 11-K  [X]  Form 20-F
            [_] Form 10-Q and Form 10-QSB    [_]  Form N-SAR

            For Period Ended:  December 31, 1999.

       [_]  Transition Report on Form 10-K

       [_]  Transition Report on Form 20-F

       [_]  Transition Report on Form 11-K

       [_]  Transition Report on Form 10-Q

       [_]  Transition Report on Form N-SAR

            For the Transition Period Ended:

       Read attached instruction sheet before preparing form. Please print or type.

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

       If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                    PART I
                            REGISTRANT INFORMATION

TRANSTEL S.A.
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Full Name of Registrant


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Former Name if Applicable

Calle 15 #33-389
Autopista Cali-Yumbo KM.2
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Address of Principal Executive Office
(Street and Number)

Cali-Valle, Colombia
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City, State and Zip Code
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                                    PART II
                            RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART II
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant continues the process of finalizing the preparation of its Annual Report on Form 20-F for the fiscal year ended December 31, 1999, and will file such Annual Report within the prescribed period.

     For the reasons set forth above, the registrant cannot timely file its Annual Report on Form 20-F for the fiscal year ended December 31, 1999 without unreasonable effort or expense. The registrant will file its Form 20-F no later than the fifteenth day after the due date of the 20-F.

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                                    PART III
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Guillermo O. Lopez                     011-572-680-8801
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                (Name)                     (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes   [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [_] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 TRANSTEL S.A.
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                    TRANSTEL S.A..,
                                    as Registrant


Date:  June 30, 2000                By:        /s/ Guillermo O. Lopez
                                       ----------------------------------------
                                    Name:   Guillermo O. Lopez
                                    Title:  President & Chief Executive Officer

          INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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